[ ] NAME AND ADDRESS LABEL [ ]

Reference is made to the Information Statement (the "Information Statement") that was mailed on or about August 7, 2006 to the shareholders of Systony Group, Inc. (the "Company"), which described certain corporate actions purportedly taken by the written consent of more than 90% of the Company's outstanding shares, including the approval of a reincorporation merger to change the state of domicile of the Company from Utah to Delaware.  We have become aware that it is necessary under Section 16-10a-1704(4) of the Utah Code to have such actions approved at a shareholders meeting of the Company because the written consent was less than unanimous and because the Company was in existence prior to July 1, 1992.

For this reason, we have scheduled a special meeting of shareholders of the Company for August 24, 2006 (the "Special Meeting") to approve the corporate actions described in the Information Statement.  This will serve as your notice that the Special Meeting will be held at Suite 3416, Grosvenor House Hotel, Dubai Marina, Dubai UAE on August 24, at 10:00 A.M. local time.

The shareholders that signed the written consent, who continue to own more than 90% of the outstanding shares of the Company, have indicated that they intend to vote all of their shares in favor of all of the corporate actions described in the Information Statement, which will be sufficient to approve each such action.   FOR THIS REASON, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The effective date of the Reincorporation Merger will be delayed until after the date of the Special Meeting.

By Order of the Board of Directors of Syntony Group, Inc.                                         Alain Vetterli, Secretary